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                                                                   Exhibit 10.13

                                   AGREEMENT

     This Agreement is made and entered into on this 15th day of March, 1999 ("Effective Date"), by and between:

     1. MAXYGEN INC., a company incorporated under the laws of the State of Delaware and established at 3410 Central Expressway, Santa Clara, California, 95051, United States of America ("Maxygen"), of the one part; and

     2. GIST-BROCADES B.V., a company incorporated under the laws of The Netherlands and established at Wateringseweg 1, 2611 XT Delft, The Netherlands ("GB"), of the other part;

     hereinafter sometimes individually referred to as "Party" and collectively as "Parties".

                                  WITNESSETH
                                  ----------

     WHEREAS, GB is interested in having carried out research into new enzyme compositions; and

     WHEREAS, Maxygen possesses know-how, expertise and facilities to perform the aforementioned research.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the Parties hereto have agreed and do by these presents agree as follows:

                           ARTICLE I. DEFINITIONS

     In addition to the terms defined elsewhere in this Agreement the following terms shall, as used herein, have the following respective meanings:

     (a)  "Affiliate", shall mean:

          i) any entity in which a Party to this Agreement, directly or indirectly:

                 -  owns at least half the capital or business assets;

                 -  has the power to exercise at least half the voting rights;
                    or

                 - has the power to appoint at least half the members of the supervisory board, board of directors or bodies legally representing the entity;

* CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND THE NON-PUBLIC INFORMATION HAS BEEN FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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          ii)    entities which directly or indirectly have in or over a Party to this Agreement the rights or powers listed in (i); and

          iii) entities in which an entity referred to in (ii) directly or indirectly has the rights or powers listed in (i);

     (b)  "Commencement Date", shall mean: the Effective Date;

     (c) "Cost Savings", shall mean: the cost savings in [*******] in the Field, achieved by GB, a third party sublicensee appointed by GB or an Affiliate of GB, generated through the use of GB Products. The methodology for calculating GB's production costs in the Field prior to and after implementation of the Results is attached as Annex 1. This cost difference shall be the basis for calculating the royalty due to Maxygen under Article 11. The Annex in addition provides for a methodology for calculating cost differences in the event GB on its own account achieves any decrease in production costs in the Field after implementation of the Research Results or Patent Rights;

     (d)  "Field", shall mean: [*******];

     (e) "Force Majeure", shall mean: the event that either Party is prevented from or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order, or regulation permanently or temporarily prohibiting or reducing the level of research and development work hereunder; epidemic; destruction of production facilities; riots; insurrection; or any other cause beyond the reasonable control of a Party;

     (f) "FTE", shall mean: the equivalent of one full year of work on a full time basis by a scientist or other professional possessing skills and experience necessary to carry out the Study by Maxygen, determined in accordance with Maxygen's normal policies and procedures. Maxygen's current standard FTE rate equals a total of [*******] hours per year. This rate is subject to reasonable fluctuations;

     (g) "GB Information", shall mean: any and all patented and non-patented data, organisms, know-how, instructions, strains and other information in the field of [*******], specifically (i) vectors and plasmids for expression in [*******], (ii) bioassays and HPLC methods, and (iii) information on the kinetics of [*******] owned or controlled by GB as of the Effective Date or acquired by GB thereafter, not being the Research Results or Patent Rights, disclosed, either directly or indirectly, by GB to Maxygen;

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     (h)  "GB Know-How", shall mean: Know-How owned or controlled exclusively by
GB;

     (i) "GB Patent Rights", shall mean: Patent Rights owned or controlled exclusively by GB;

     (j)  "GB Products", shall mean: Targets for use in the Field;

     (k) "GB Research Results", shall mean: Research Results invented or developed solely by GB;

     (1) "Joint Know-How", shall mean: Know-How owned or controlled by both Maxygen and GB;

     (m) "Joint Patent Rights", shall mean: Patent Rights owned or controlled by both Maxygen and GB;

     (n) "Joint Research Results", shall mean: Research Results invented or developed jointly by Maxygen and GB;

     (o) "Know-How", shall mean: all non-patented Research Results which are owned or controlled, in whole or in part, by license, assignment or otherwise, by Maxygen and/or GB during the term of this Agreement. It is understood that Know-How does not include the Maxygen Technology, GB Information or inventions within the Patent Rights;

     (p) "Maxygen Know-How", shall mean Know-How owned or controlled exclusively by Maxygen;

     (q) "Maxygen Products", shall mean: Targets for all uses outside the Field. Maxygen Products shall additionally include [*******];

     (r) "Maxygen Patent Rights", shall mean: Patent Rights owned or controlled exclusively by Maxygen;

     (s) "Maxygen Research Results", shall mean: Research Results invented or developed solely by Maxygen;

     (t) "Maxygen Technology", shall mean: any and all patented and non-patented data, organisms, know-how, instructions, strains and other information in the field of Shuffling Technology, owned or controlled by Maxygen as of the Effective Date or acquired by Maxygen thereafter, not being the Research Results or Patent Rights, including without limitation the Maxygen patents listed in Annex 2;

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     (u)   "Patent Rights", shall mean (i) all patents and patent applications claiming inventions conceived and reduced to practice during the term of the Study and derived from the Research Results, (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and (iii) any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case which are owned or controlled, in whole or in part, by license, assignment or otherwise by Maxygen and/or GB during the term of this Agreement;

     (v)   "Products", shall mean: GB Products and Maxygen Products;

     (w) "Protocol", shall mean: Annex 3, attached to and forming an integral part of this Agreement, said Annex containing provisions in respect of the Study;

     (x) "Research Data", shall mean all data, inventions, improvements, discoveries, instructions, processes, formulas and other information (including, without limitation, chemical, physical and analytical, safety, manufacturing and quality control data and information) obtained, developed, conceived and reduced to practice, or created, discovered or derived in the course of the performance of the Study;

     (y) "Research Materials", shall mean: all tangible property, including without limitation, assays, invented, obtained, discovered, developed or derived, or the function or utility of which is discovered or determined, in the course of the performance of the Study;

     (z) "Research Results", shall mean: all Research Data and Research Materials collectively, including the Know-How but excluding GB Information and Maxygen Technology;

     (aa) "Shuffle", "Shuffled" and "Shuffling", shall mean: the recombination and/or rearrangement and/or mutation of genetic material for the creation of genetic diversity;

     (bb) "Shuffled Gene", shall mean: (i) any gene variant identified in the Study using Maxygen Technology, and (ii) any and all modified forms of any such gene variants, and any fragments or derivatives or variants of the preceding, made by GB or its Affiliates;

     (cc) "Shuffling Technology", shall mean: techniques, methodologies, processes, materials and/or instrumentation useful for Shuffling, and the screening of resulting genetic material to identify potential usefulness;

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     (dd)  "Study", shall mean research on behalf of and for GB, into developing the Targets utilizing the Maxygen Technology on genes provided by GB;

     (ee) "Study Management Committee", shall mean a committee to oversee the Study, sometimes referred to as the "Research Management Committee";

     (ff) "Targets", shall mean: the following specific enzyme compositions encoded by Shuffled Genes developed in the Study:

           -  [*******];

           -  [*******];

           - additional enzymes to be provided by GB involved in the [*******]. These additional enzymes shall only be deemed to be part of the Study if and when, to be decided by the Study Management Committee, the development of the above mentioned two (2) enzymes does not fully occupy the time and/or costs allocated under this Agreement to Maxygen and the Study Management Committee agrees to make such enzymes part of the Study.

                               ARTICLE II. STUDY

     2.1 As of the Commencement Date, Maxygen shall ensure that the Study will be carried out in accordance with the Protocol, such that the same will be completed within a period of three (3) consecutive years or such longer period as mutually agreed upon by the Parties (the "Study Term").

     2.2 The Parties shall, through the Study Management Committee, review the Study one and a half (1.5) years after the Commencement Date. If at such moment in time the progress of the Study is not deemed to be successful, the Parties shall discuss reorienting the Study for the remaining term of the Study.

     2.3 Should the Research Results at any time give rise to a mutual wish to expand the Study or should the Parties wish to extend the duration of the Study after completion thereof, the Parties shall discuss on the terms and conditions therefor and decide on any expansion or extension of the Study.

                     ARTICLE III. CONTRIBUTION BY MAXYGEN

     3.1 Maxygen shall have the Study performed under the responsibility and scientific supervision of Dr. [*******] or such other senior scientific employee of Maxygen that is reasonably satisfactory to GB.

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     3.2  Maxygen shall have the Study performed by [*******] FTE's per year, consisting of scientists having training and experience relevant to the Study. These scientists shall be reasonably approved by the Study Management Committee.

     3.3 Maxygen shall furnish suitable equipment and the know-how of its scientific staff for the work to be performed in connection with the Study, provided, however, that Maxygen shall be under no obligation to purchase equipment for the Study and Maxygen herewith declares to avail at present of all equipment necessary to perform the Study.

                        ARTICLE IV. CONTRIBUTION BY GB

     4.1 GB shall test those mutants resulting from the work performed by Maxygen under this Agreement which pass both the primary and the secondary screening as described in the Protocol, and provide Maxygen with a written report on the Research Results obtained within the period of time as stated in the Protocol.

     4.2 GB shall provide Maxygen with the know-how of its scientific staff connected with the work to be performed under this Agreement, as required by Maxygen to proceed with the Study, and shall furnish Maxygen assistance insofar as necessary for the performance of the Study.

     4.3 GB shall provide Maxygen with the necessary genes as required by Maxygen to conduct the Study. These materials remain the property of GB, shall not be supplied to third parties and shall he used by Maxygen solely for the purposes of this Agreement.

                         ARTICLE V. PRICE AND PAYMENT

     5.1 In consideration of Maxygen's services rendered under this Agreement, GB shall pay a total amount of [*******], being [*******] per year. Said latter amount is based upon GB's support of [*******] FTE scientists per year, each FTE to cost [*******] per year. The aforementioned amounts shall include any and all costs, overhead and any and all applicable taxes.

     5.2 GB shall pay the fee referred to in Article 5.1 at the rate of [*******] in advance of each calender quarter the Study is being performed. However, the last aforedescribed quarterly payment shall not be paid in advance but upon receipt of the final report referred to in Article 7.2.

          Maxygen shall send invoices for the attention of the GB Study leader, being Mr. [*******] or his replacement, one (1) month in advance of each payment, each invoice to mention the GB internal payment number, which for 1999 is [*******]. GB

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shall timely provide the [*******] for the following years of the Study. Payment shall be made by GB within thirty (30) days upon receipt of the relevant invoice by banktransfer in accordance with the following wire instructions:

               Bank of America
               Palo Alto Commercial Bldg. #1493
               530 Lytton Avenue
               Palo Alto, CA 94301
               Bank Operating Account: Maxygen, Inc.
               Contact Bank Person: Loretta Greco
               Telephone: 1-650-8534683
               Account Number: [*******]
               Routing Transit Number: [*******]

                    ARTICLE VI. STUDY MANAGEMENT COMMITTEE

     6.1 Promptly following the Commencement Date, the Parties shall establish the Study Management Committee (SMC). The SMC shall have the responsibility for monitoring the progress of the Study, establishing milestones, facilitating the transfer of GB Information, Maxygen Technology and Research Results, approving the reports written by Maxygen and GB as described in this Agreement, approving applications for Patent Rights, amending the Protocol, approving the scientists performing the Study, adjusting the allocation of effort on work undertaken in the Study as necessary, and all other issues that arise between the Parties.

     6.2 The SMC shall comprise two (2) members for Maxygen and two (2) members for GB, each member to have appropriate knowledge and ongoing familiarity with the Study. The SMC shall meet within forty-five (45) days or within a longer period of time mutually agreed upon after every report provided by Maxygen to GB under Articles 7.1 and 7.2, alternatively at Maxygen's and GB's address or any other mutually agreed upon place, and at such specific times as shall be mutually agreed upon by the Parties. Each Party shall pay its own travel costs. The meetings of the SMC may be held by telephone if agreed by the members. The SMC shall act by unanimous vote. In the event however that the GB and Maxygen members cannot resolve an issue, the issue shall be submitted to the Manager Technology DSM Anti Infectives of GB and the CEO of Maxygen for resolution. If resolution is not achieved, Article 25 shall apply. For each meeting of the SMC a secretary shall be appointed, alternatively a Maxygen and GB member of the SMC. The secretary shall provide within two (2) weeks of every meeting of the SMC draft minutes of the meeting to the other members of the SMC, which minutes shall be deemed approved by the SMC if no comments have been received thereon within two (2) weeks.

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                      ARTICLE VII. REPORTING REQUIREMENT

     7.1 Every six (6) months a progress report shall be written under the supervision of Maxygen and shall be submitted to GB.

     7.2 Maxygen shall present to GB the detailed Maxygen Research Results in a final report written by Maxygen, said report to be completed within three (3) months of the completion of the Study. Notwithstanding the above, Maxygen has no obligation to disclose detailed Shuffling methodology.

     7.3 Without prejudice to the above, Maxygen shall have its key scientists performing the Study meet with representatives of GB in order for such persons to inform themselves on the progress being made with Maxygen's activities to be performed under this Agreement and the status of the same unless this would conflict with a pre-arranged visit by another client. Said meetings shall be made subject to at least five (5) business days notice and shall occur not more than once in any reporting period.

     7.4 GB shall have the right to have a certified public accountant reasonably acceptable to Maxygen audit Maxygen's time reporting system to verify if Maxygen has applied the agreed upon number of FTEs to the Study. If this audit reveals inaccuracies, Maxygen agrees to correct the situation and make up the difference.

                            ARTICLE VIII. SECRECY

     8.1 Maxygen shall maintain the secrecy of the GB Information and GB shall maintain the secrecy of the Maxygen Technology. The receiving Party shall not disclose the same to any persons other than those of its employees or consultants necessarily involved in the Study. Maxygen and GB shall obtain undertakings from all such persons they provide the GB Information, respectively Maxygen Technology to, prior to his or her receipt of such G3 Information or Maxygen Technology, to maintain the secrecy thereof and not to use the same in any way or at any time except as provided for in Sections 8.2 and 6.3 and to conduct the Study.

          In addition, Maxygen and GB shall maintain the secrecy of the Research Results and the Patent Rights and shall not disclose the same to any persons other than those of their

          -    employees or consultants necessarily involved in the Study; and

          - Affiliates or sublicensees as necessary for the purpose of this Agreement.

The Party providing the Research Results and the Patent Rights will obtain from each such person, prior to his or her receipt of the Research Results and the Patent Rights,

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undertakings to maintain the secrecy thereof and not to use the same in any way or at any time except as provided for in Sections 8.2 and 8.3.

     8.2 The obligations contained in Section 8.1 shall not apply to GB Information, Maxygen Technology, Research Results or Patent Rights which:

          (a) the receiving Party can establish by competent proof was/were in its lawful possession at the time of disclosure thereof by the disclosing Party and was/were not acquired, directly or indirectly, from the disclosing Party;

          (b) was/were known to the public or generally available to the public prior to the date of disclosure thereof by the disclosing Party to the receiving Party;
          (c) become(s) known to the public or generally available to the public subsequent to the date of disclosure thereof by the disclosing Party to the receiving Party through no breach of this Agreement, nor any act or failure to act on the part of the receiving Party; or

          (d) is/are disclosed or made available to the receiving Party at any time by a third party who did not acquire such GB Information or Maxygen Technology, directly or indirectly, from the disclosing Party.

     8.3 The obligations set forth under Section 8.1 shall, furthermore, not apply to:

          - GB Information, Maxygen Technology, the Research Results or the Patent Rights which a Party is required to disclose in prosecuting or defending litigation, to comply with applicable regulations or for conducting clinical trials, provided that the disclosing Party shall have given its prior written consent thereto, said consent not to be unreasonably withheld or delayed; and

          - Research Results published or disclosed according to the following procedure. A Party wishing to publish or otherwise publicly disclose its Research Results shall first submit a draft of the proposed manuscript to the Study Management Committee for review by the other Party at least sixty (60) days prior to any submission for publication or other public disclosure. To avoid loss of patent rights as a result of premature public disclosure of patentable information, the reviewing Party shall notify the submitting Party in writing within thirty (30) days after receipt of such proposed disclosure whether the reviewing Party desires that a patent application be filed on any invention disclosed in such proposed disclosure. In the event that the reviewing Party desires such filing, the submitting Party

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               shall withhold publication or disclosure of such proposed
               disclosure until the earlier of (i) the date a patent application is filed thereon, or (ii) the date the Parties determine after consultation that no patentable invention exists, or (iii) sixty
               (60) days after receipt by the submitting Party of the reviewing Party's written notice of the reviewing Party's desire to file such patent application. Further, if the proposed disclosure contains information that the reviewing Party reasonably deems as likely to be harmful to its commercial interests, the submitting Party agrees to remove such information upon request of the reviewing Party.

         ARTICLE IX. OWNERSHIP OF RESEARCH RESULTS AND PATENT RIGHTS

     9.1 Maxygen shall have the sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Maxygen Research Results and Maxygen Patent Rights.

          GB shall have the sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any GB Research Results and GB Patent Rights.
          Maxygen and GB shall jointly own all Joint Research Results and Joint Patent Rights.

     9.2 Notwithstanding Article 9.1, Maxygen agrees to assign, and hereby assigns, to GB all right, title and interest in [*******].

          Notwithstanding Article 9.1, GB agrees to assign, and hereby assigns, to Maxygen all right, title and interest in [*******].

          Maxygen and GB agree to execute such documents as are necessary to result in (i) Maxygen's exclusive ownership of [*******], and (ii) GB's exclusive ownership of [*******].

     9.3 For the sake of clarity, it is understood by the Parties that Maxygen shall retain all right, title and interest in and to the Maxygen Technology and GB shall retain all right, title and interest in and to the GB Information.

     9.4 In respect of the Research Results owned by the Parties, each Party shall have the exclusive right to file for worldwide Patent Rights for its Research Results and to enforce those Patent Rights. Rights to file for and to enforce Patent Rights to Research Results shall be in accordance with the assignments of Research Results as stated in Article 9.2. Inventorship of patentable inventions shall be determined in accordance with the standards embodied in United States patent law. The Parties agree that,

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notwithstanding such inventorship, rights to Research Results and Patent Rights, as between the Parties, shall be determined as set forth in this Agreement. The Party prosecuting Patent Rights shall incur all expenses associated therewith and all costs of defending any of the said rights and shall be entitled to retain all monetary recoveries related thereto.

          The Party responsible for filing for Patent Rights shall use reasonable efforts to obtain patent coverage that is as broad as possible to cover all potential commercial applications thereof, and shall assure that the other Party will have the opportunity to provide meaningful and substantive review and comment with respect thereto. Each Party shall be kept informed of all substantive matters relating to the preparation and prosecution of all patent applications on the Research Results and shall be provided with copies of all patent prosecution and maintenance documentation and correspondence so that the other Party shall be currently and promptly informed of the continuing prosecution and maintenance of the Patent Rights. Each Party shall have the right to review and comment upon such documentation and correspondence, as well as all specifications, claims and responses to office actions prior to their submission to the relevant government patent office.

          Further, each Party shall fully cooperate with and assist the other as reasonably requested in enforcing and defending Patent Rights.

          At the request of either Party, the Study Management Committee shall reasonably consider a recommendation that, for commercial reasons, there be no filing for Patent Rights on Research Results.

                    ARTICLE X.  LICENSES FOR MAXYGEN AND GB

     10.1 GB herewith grants to Maxygen (i) a non-exclusive, nontransferable, nonsublicensable, royalty-free, worldwide license under GB's interest in the Research Results and Patent Rights, and (ii) a non-exclusive, nontransferable, nonsublicensable, royalty-free, worldwide license under the GB Information necessary for the conduct of the Study, in each case solely to conduct the Study.

     10.2 GB herewith grants Maxygen a worldwide, royalty-free exclusive license under GB's interest in the Research Results and Patent Rights to make, have made, use, have used, sell, have sold, import, have imported, export and have exported the Maxygen Products and Shuffled Genes encoding Maxygen Products. Should GB indicate its wish to use the Research Results and/or Patent Rights for making, using or selling Maxygen Products, the Parties shall in good faith negotiate on the terms and conditions for such GB use.

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     10.3  Maxygen herewith grants to GB a non-exclusive, nontransferable, nonsublicensable, royalty-free, worldwide license under (i) Maxygen's interest in the Research Results and Patent Rights, and (ii) any assay technology owned or controlled by Maxygen determined by the Study Management Committee as necessary for the performance by GB of its activities in the Study, in each case solely to conduct the Study.

     10.4 Maxygen herewith grants GB a worldwide exclusive license under Maxygen's interest in the Research Results and Patent Rights to make, have made, use, have used, sell, have sold, import, have imported, export and have exported the GB Products and Shuffled Genes encoding GB Products. This license shall be royalty-bearing in accordance with Article 11. This license shall be nonsublicensable without Maxygen's prior written consent, which shall not be unreasonably withheld, except to a third-party manufacturer appointed by GB to manufacture GB Products for sale by GB or an Affiliate of GB.

     10.5 In furtherance of the license granted to GB in Article 10.4, Maxygen agrees that, to the extent necessary for GB to practice the license granted in
Article 10.4, for so long as GB is not in default with respect to any payment due to Maxygen hereunder, Maxygen shall not bring any claim or action against GB, its Affiliates, licensees, agents or customers based on or asserting that the manufacture, use, sale, offer for sale, import or export of a GB Product in accordance with the license set forth in Article 10.4 violates or infringes any Maxygen patents related to GB Products, uses of GB Products and Shuffled Genes encoding GB Products.

     10.6 In the event GB wishes to discontinue any of its Patent Rights, GB shall promptly inform Maxygen thereof in writing. Maxygen may within four (4) weeks indicate in writing its interest in such Patent Right in which case the same shall be transferred to Maxygen at no cost.

          In the event Maxygen wishes to discontinue any of its Patent Rights, Maxygen shall promptly inform GB thereof in writing. GE may within four (4) weeks indicate in writing its interest in such Patent Right in which case the same shall be transferred to GB at no cost.

                            ARTICLE XI.  ROYALTIES

     11.1 Following the first commercial use of a GB Product by GB, a third party sublicensee appointed by GB or an Affiliate of GB, GB shall compile records of the Cost Savings in accordance with Article 11.2 and shall pay to Maxygen a royalty of [*******] percent [*******] of the Cost Savings per year during the term of this Agreement as indicated in Article 26.1.

           In the event that GB or a GB Affiliate receives any payments, including without limitation up-front fees, royalties, milestones and rebates, from a GB Affiliate or a third party sublicensee appointed by GB or an Affiliate of GB, related to the use, manufacture or sale of a GB Product or a Shuffled Gene encoding a GB Product,

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Maxygen shall in addition to any royalties due to it pursuant to the previous paragraph of this Article 11.1, be entitled to receive [*******] percent [*******] of such payments. Maxygen shall be entitled to an accounting of all such payments in accordance with Articles 11.2 and 11.3.

     11.2 Within sixty (60) days after the end of each six (6) calendar month period during the term of the Agreement, GB shall render a written report to Maxygen setting forth for the preceding six (6) calendar months a calculation of the Cost Savings and a calculation of the royalty payments due for those six (6) months.

          Unless otherwise set forth elsewhere in this Agreement, all royalties and payments due to Maxygen under this Agreement shall be computed on a six (6) monthly basis as set forth above and shall be submitted with the report required in this Article 11.2. Maxygen shall treat these reports as confidential as provided under Article 8, whether or not they are marked as such.

     11.3 GB will keep and maintain complete and accurate books and records as are required accurately to determine the baseline variable costs as identified in paragraph 4 of Annex 1 and royalties payable to Maxygen for two (2) years following the date on which such royalties were paid or reported. Maxygen shall have the right, at its own expense and through a certified public accountant reasonably acceptable to GB, to examine such books and records during regular business hours during the life of this Agreement and for two (2) years after its termination; provided, however, that the accountant shall report to Maxygen only as to the amount of Cost Savings and the accuracy of the royalty statements and payments. If such examination reveals an underpayment, then GB shall promptly make up such underpayment and if such underpayment is more than five percent (5%) of the amount due, GB shall also reimburse Maxygen for the reasonable costs of such examination.

     11.4 All payments hereunder shall be made by bank transfer into the bank account stated in Article 5.2. Where required to do so by applicable law or treaty, GB shall withhold taxes required to be paid to a taxing authority on account of such income to Maxygen, and GB shall furnish Maxygen with satisfactory evidence of such withholding and payment in order to permit Maxygen to obtain a tax credit or other relief as may be available under the applicable law or treaty. GB shall cooperate with Maxygen in obtaining exemption from withholding taxes where available under applicable laws and treaties.

     11.5 All payments shall be in United States Dollars and shall be made on the dates set forth herein. All late payments shall bear interest at a rate to be determined according to the LIBOR one (1) year rate valid on the date late payment commences. The monies due to Maxygen calculated hereunder shall first be determined in the currency of

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the country where GB, its licensees, Affiliates or third parties appointed by GB have achieved the Cost Savings and then converted into its equivalent United States Dollars at the average monthly conversion rate for such foreign currency based on the conversion rates as published in The Wall Street Journal for the
                                              -----------------------
last month of the accounting period in a report made under Article 11.2.

                   ARTICLE XII.  EXCLUSIVITY; DUE DILIGENCE

     12.1 Maxygen agrees that during the Study Term it will not perform for or otherwise collaborate in research programs with third parties in the Field. Maxygen will give GB notice and a reasonable opportunity to negotiate rights to expand the Field during the Study Term to potentially include [*******]. In such event, if GB and Maxygen agree on terms, the Field shall include those additional compounds covered by such agreement.

     12.2 GB shall actively pursue commercialization of each Shuffled Gene as described in Annex 1 and 3 and with commercially reasonable diligence at the same level of effort it makes with its own intellectual property of comparable potential, stage or development and patent protection. Such efforts shall include the commercialization of a GB Product within [*******] of delivery of a Shuffled Gene, said period to be extended if GB indicates a justifiable reason. Diligence with respect to a particular Shuffled Gene or GB Product shall be considered diligence with respect to all other Shuffled Genes or GB Products which resulted from Shuffling of the same starting gene provided that such GB Product of the gene catalyses the same reaction of compounds in the Field.

     12.3 If GB fails to satisfy the diligence obligations in Article 12.2 with respect to a Shuffled Gene or GB Product or discontinues the commercial sale of any GB Product prior to the termination of this Agreement, the rights and licenses granted GB in this Agreement with respect to the applicable Shuffled Gene or GB Product shall terminate and such rights shall revert to Maxygen. However, in the event more than one (1) GB Product is derived from the same Shuffled Gene, and the commercial sale of other GB Products are continued, only the rights with respect to the discontinued GB Product shall revert to Maxygen.

     12.4 GB shall keep Maxygen apprised of the status of the development and commercialization of each Shuffled Gene or GB Product by providing Maxygen during the term of this Agreement with a written report within thirty (30) days after the end of each six (6) month period detailing such activities with respect to each applicable Shuffled Gene or GB Product. These reports shall contain sufficient information to allow Maxygen to monitor GB's compliance with this Agreement. In addition, Maxygen shall have access rights, at its own expense and through two (2) mutually recognized independent scientific experts reasonably acceptable to GB, to all pertinent data generated by or on behalf of GB with respect to the development of Shuffled Genes or GB Products, during regular business hours during the life of this Agreement, provided, however, that the scientific experts shall report to Maxygen only as to the accuracy and sufficiency of the GB reports referred to above. Maxygen shall treat these reports and information as confidential as provided under
Article 8, whether or not they are marked as such.

     12.5 For the sake of clarity, it is understood by the Parties that if and when GB has commercialized a Shuffled Gene or GB Product as described in this
Article 12, it shall not be obliged in any way to further improve the Shuffled Gene or the GB Product derived therefrom.


                           ARTICLE XIII.  PUBLICITY

     Neither Party shall use the name of the other, its direct or indirect Affiliates or of any member of its staff, in any publication, news release or other public announcement without the prior written approval of an authorized representative of such Party, except as may be required by applicable law or regulation.

                     ARTICLE XIV.  INDEPENDENT CONTRACTOR

     In the performance of all obligations under this Agreement:

     (a) Maxygen shall be deemed to be and shall be an independent contractor, and as such, Maxygen shall not be entitled to any benefits applicable to employees of GB;

     (b) Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other Party.

              ARTICLE XV.  GUARANTEES; LIABILITY; INDEMNIFICATION

     15.1 To Maxygen's knowledge Maxygen Technology does not infringe on any valid claim of an issued patent held by a third party. Maxygen will be responsible for securing any licenses needed to use the Maxygen Technology in the conduct of the Study. GB will be responsible for securing any licenses needed for genes used in the conduct of the Study.

     15.2 The Parties acknowledge that the research activities contemplated hereunder are experimental, and that the Study may not be successful. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND WITH RESPECT TO ANY CONFIDENTIAL INFORMATION, PATENT RIGHTS, KNOW-HOW, SHUFFLING TECHNOLOGY, SHUFFLED GENES, PRODUCTS OR OTHER TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND VALIDITY OF TECHNOLOGY OR

PATENT CLAIMS, ISSUED OR PENDING, WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

     15.3 EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER MAXYGEN NOR GB WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

     15.4 Except as expressly provided herein, GB shall indemnify, defend and hold harmless Maxygen, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns (the "Maxygen Indemnitees") , against any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Maxygen Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation the infringement of intellectual property rights of a third party, personal injury and product liability matters (except to the extent such claims, suits, actions, demands or judgments result from a wilful material breach of this Agreement, gross negligence or wilful misconduct on the part of a Maxygen Indemnitee) arising directly out of or in connection with or directly caused by
(i) any actions of GB in the performance of the Study as described in Article 4.1, (ii) the use, development outside the Study, testing, production, manufacture, promotion, import, export or sale of any GB Product by GB or by an Affiliate, third party licensee, sublicensee, distributor or agent of GB, (iii) the use by any person of any GB Product manufactured or sold by GB or by an Affiliate, third party licensee, sublicensee, distributor or agent of GB, or
(iv) the use by Maxygen or GB of any gene or GB Information in the conduct of the Study.

     15.5 Except as expressly provided herein, Maxygen shall indemnify, defend and hold harmless GB, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns (the "GB Indemnitees") , against any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the GB Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except to the extent such claims, suits, actions, demands or judgments result from a wilful material breach of this Agreement, gross negligence or wilful misconduct on the part of a GB Indemnitee) arising directly out of or in connection with or directly caused by (i) any actions of Maxygen in the performance of the Study, (ii) the use, development outside the Study, testing, production, manufacture, promotion, import, export or sale of any Maxygen Product by Maxygen or by an Affiliate, third party licensee, sublicensee, distributor or agent of Maxygen or (iii) the use by any person of any Maxygen Product manufactured or sold by Maxygen or by an Affiliate, third party licensee, sublicensee, distributor or agent of Maxygen; provided, however, that notwithstanding anything to the contrary the foregoing indemnity obligation shall expressly exclude any and all liability, damage, loss or expense incurred by a GB Indemnitee in connection with any claims, suits, actions, demands or judgments relating to the infringement of intellectual property rights of a third party. In addition, Maxygen shall indemnify, defend and hold harmless GB Indemnitees against any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the GB Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties (except to the extent such claims, suits, actions, demands or judgments result from a wilful material breach of this Agreement, gross negligence or wilful misconduct on the part of a GB Indemnitee) arising directly out of or in connection with a breach by Maxygen of Article 15.1.

                          ARTICLE XVI.  FORCE MAJEURE

     16.1 Any obligation of either Party under this Agreement shall be suspended for as long as and to the extent that the performance of such obligation is prevented by any Force Majeure situation.

     16.2 The Party whose performance is thus suspended shall, however, use all reasonable efforts to resume performance of the obligations under this Agreement and after the Force Majeure situation shall have ceased, to accelerate the progress of the work affected by that Force Majeure.

                           ARTICLE XVII.  ASSIGNMENT

     The benefit or burden of this Agreement may not be assigned by either Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld.

                       ARTICLE XVIII.  FORCE AND EFFECT

     The Parties undertake and agree to do all things and to sign all documents that may be necessary in order to give full force and effect to the reasonable intention of the present Agreement.

                          ARTICLE XIX.  SEVERABILITY

     The Parties agree that no provision of this Agreement which may be deemed unenforceable shall in any way invalidate any other provision of this Agreement, all of which shall remain in full force and effect.

                         ARTICLE XX.  ENTIRE AGREEMENT

     This Agreement contains the entire Agreement between the Parties and may not be altered, amended, modified, or otherwise changed except by the consent in writing of both Parties.

                     ARTICLE XXI.  SUCCESSORS AND ASSIGNS

     This Agreement shall inure to the benefit of and be binding upon the respective Parties hereto and their respective heirs, executors, administrators, successors and/or permitted assigns.

                       ARTICLE XXII.  PARAGRAPH HEADINGS

     The paragraph headings in this Agreement have been incorporated for the sole purpose of more convenient reference but not for any interpretation of the clauses to which they refer.

                            ARTICLE XXIII.  WAIVERS

     The failure of either Party hereto at any time to take action against the other Party for breach of its obligations hereunder or the failure of either Party to terminate this Agreement for cause as herein provided for, shall not affect either Party's right to require full compliance with the terms of this Agreement at any time thereafter, and the waiver by either Party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach thereof nor nullify the effectiveness of such provision nor the right of such Party to demand redress for its respective losses, damages and claims.

                            ARTICLE XXIV.  NOTICES

     All notices shall be in writing mailed via certified mail, return receipt requested, overnight express mail, courier providing evidence of delivery, or by telefax with the original copy sent via certified mail, return receipt requested, addressed as follows, or to such other address as may be designated by notice so given from time to time:

          If to GS:       Gist-Brocades B.V.
                          Wateringseweg 1
                          2611 XT Delft
                          The Netherlands
                          Attention: Legal Counsel DSM Anti-Infectives with a copy to the Manager
                          Technology DSM Anti-Infectives

          If to Maxygen:  Maxygen, Inc.

                      3410 Central Expressway
                      Santa Clara, California 95051
                      United States of America
                      Attention: Chief Executive Officer

     Notices shall be deemed given as of the date received.



                     ARTICLE XXV.  SETTLEMENT OF DISPUTES

     25.1 Any disputes arising in connection with or deriving from the present Agreement, which cannot be settled in an amicable way, shall be finally settled by Arbitration under the Rules of the International Chamber of Commerce by one or more Arbitrators appointed in accordance with the said Rules.

         The Arbitration shall take place in the place of domicile of the Party sued.

     25.2  This Agreement is subject to the Laws of the State of California.



                      ARTICLE XXVI.  TERM AND TERMINATION

     26.1 This Agreement shall be effective as from the Commencement Date and will remain in force for the longer of the following events: ten (10) years as of the first commercial use by GB, a third party sublicensee appointed by GB or an Affiliate of GB, of a GB Product, or the life of the last-to-expire valid claim in the patents listed as Maxygen Technology.

     26.2 Without prejudice to the above, the Agreement may be terminated by written notice on any of the following events:

          (a) by either Party in the event of the liquidation or receivership of the other Party or in the event of suspension of payment if an administrator is appointed at the other Party; or

          (b) by either Party in the event of a material breach by the other Party of any of its obligations hereunder which, if it can be remedied, remains unremedied on the expiry of ninety (90) days after receipt by the Party in breach of written notice from the other Party specifying the breach and the action required to remedy the same.

     26.3 The following provisions shall survive the expiration or termination of this Agreement for any reason: Articles 4.3, 8, 9, 11.2, 11.3, 13, 15, 17, 21, 25 and 26. Upon the expiration of this Agreement pursuant to Article 26.1, the licenses as granted under Articles 10.2 and 10.4 shall remain in force with the proviso that such licenses shall be fully paid-up and non-exclusive.

     26.4 Expiration or termination of this Agreement shall not affect the rights of either Party against the other in respect of the period up to date of termination.



     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized representatives as of the date first written above.



MAXYGEN INC.                                 GIST BROCADES B.V.


By:  /s/ Russell Howard                      By:  /s/
   ----------------------------------           -----------------------------

By:                                          By:  /s/
   ----------------------------------           -----------------------------

                                    Annex 1

                                   [*******]

[Annex 1 details the Cost Savings Calculation and Commercialization Procedure used for determining royalties under this Agreement.]

                                    Annex 2

                                   [*******]

[Annex 2 identifies Maxygen Patents and Applications that are licensed to GB under this Agreement.]

                                    Annex 3

                                   [*******]

[Annex 3 details the specific research activities to be conducted under this Agreement, timelines for conducting such activities, and technical information related to the activities to be conducted.]